FORM 4


                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company act of 1935
          or Section 30(f) of the Investment Company Act of 1940

                                                  OMB APPROVAL
[   ] Check this box if no longer       -----------------------------------
      subject to Section 16.  Form 4    OMB Number              3235-0287
      or Form 5 obligations may         Expires:       September 30, 1998
      continue.  See Instruction 1(b)   Estimated average burden hours per
                                          response                    0.5
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1.    Name and Address of Reporting Person

          McLaughlin,  Mark    W.
      ----------------------------------------
          (Last)       (First) (Middle)

          13750 U.S. 281 North, Suite 660
      ----------------------------------------
                 (Street)

          San Antonio, TX     78232-4370
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           (City)     (State)   (Zip)
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2.    Issuer Name and Ticker or Trading Symbol
      The Arlen Corporation (ARE)
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3.    IRS or Social Security Number of Reporting Person (Voluntary)
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4.    Statement for (Month/Year)
      3/97
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5.    If Amendment, Date of Original (Month/Year)
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6.    Relationship of Reporting Person to Issuer (Check all applicable)
               Director                      X    10% Owner
      ---------                            -------
               Officer (give title below)         Other (specify below)
      ---------                            -------

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7.    Individual or Joint/Group Filing (Check Applicable Line)
       X       Form filed by One Reporting Person
      -------
               Form filed by More than One Reporting Person
      -------

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
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of Security 2. Trans-   3. Trans-    4.  Securities Acquired (A) or  5. Amount of       6. Owner-   7. Nature of
   (Instr. 3)           action      action        Disposed of (D)                Securities         ship        Indirect
                        Date        Code          (Instr. 3, 4 and 5)            Beneficially       Form;       Beneficial
                        (Month/     (Instr. 8)                                   Owned at           Direct      Ownership
                        Day/     ----------------------------------------------- End of Month       (D) or      (Instr. 4)
                        Year)       Code   V      Amount  (A) or    Price        (Instr. 3 and 4)   Indirect
                                                          (D)                                       (I)
                                                                                                    (Instr. 4)

-------------------------------------------------------------------------------------------------------------------------------
Common Stock            03/19/97    P             10,000  A         $.10                            D
Common Stock            03/19/97    P             15,000  A         $.12                            D
Common Stock            03/20/97    P             25,000  A         $.11                            D
Common Stock            03/24/97    P             45,000  A         $.12                            D
Common Stock            03/27/97    P             55,000  A         $.16         5,552,785          D
================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                                                                              (Over)
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).                                                                                                          SEC 1474 (7-96)


FORM 4 (CONTINUED)             TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of     2.   Conversion    3.   Transaction    4.  Transaction     5. Number of            6. Date Exercisable
   Derivative        or Exercise        Date               Code               Derivative              and Expiration
   Security          Price of           (Month/Day/        (Instr. 8)         Securities              Date
   (Instr. 3)        Derivative         Year)                                 Acquired (A)            (Month/Day/
                     Security                                                 or Disposed of          Year)
                                                                              (D)                     ---------------------------
                                                                              (Instr. 3, 4 and 5)       Date           Expiration
                                                       ------------------------------------------     Exercisable         Date
                                                       Code    V            (A)         (D)
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Explanation of Responses:

7. Title and Amount of     8. Price        9. Number        10.  Ownership       11. Nature of
   Underlying Securities      of              of Derivative      of Derivative       Indirect
   (Instr. 3 and 4)           Derivative      Securities         Security:           Beneficial
-------------------------     Security        Beneficially       Direct (D)          Ownership
            Amount or         (Instr. 5)      Owned at end       or Indirect         (Instr. 4)
Title       Number of                         of Month           (I)
             Shares                           (Instr. 4)         (Instr. 4)
(S)
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



/s/  Mark W. McLaughlin                   April 1, 1997
-----------------------------------       ------------------------------
** Signature of Reporting Person          Date

                                                            Page 2
                                                   SEC 1474 (7-96)